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                                                                  EXHIBIT 2.1(d)
                                                                  Execution copy


                          ADDENDUM TO ESCROW AGREEMENT

THIS ADDENDUM is entered into on this 14th day of April, 2000 by and among MRV Communications, Inc., a corporation organized and existing under the laws of Delaware, U.S.A. ("MRV"), each person listed in the Schedule 1 (individually, a "Selling Shareholder" and collectively "Selling Shareholders") of Fiber Optic Communications, Inc., a corporation organized and existing under the laws of the Republic of China ("FOCI"), represented by their attorneys-in-fact, Ronald Fu-Chang Wang and Steve Song-Fure Lin ("Attorneys-in-Fact"), and the law firm of Baker & McKenzie, Taipei Office having David T. Liou as its representative ("B&M"). MRV, Selling Shareholders and B&M are referred to herein individually as the "Party" and collectively as the "Parties".

                                   WITNESSETH

WHEREAS, FOCI, MRV and certain Selling Shareholders, represented by Attorneys-in-Fact, have entered into a Stock Purchase Agreement ("SPA") on the 21st day of February, 2000;

WHEREAS, MRV, certain Selling Shareholders and the law firm of Baker & McKenzie, Taipei Office (the "Escrow Agent") having David Liou as its representative have entered into an Escrow Agreement (the "Escrow Agreement") on the 21st day of February, 2000;

WHEREAS, MRV has announced that it will hold a special meeting of shareholders ("Special Shareholders' Meeting") in May 2000 for the purpose of approving a two for one stock split (the "Stock Split") which will become effective after the Special Shareholders' Meeting assuming that a majority of the MRV shareholders voting approve the Stock Split;

WHEREAS, MRV and Selling Shareholders agree to create the pledged interests or the Escrowed Shares for the benefit of MRV;

WHEREAS, the Parties wish to enter into this Addendum to amend certain provisions to the Escrow Agreement.

NOW, THEREFORE, the Parties agree as follows:



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                                                                  Execution copy


1. Notwithstanding other provisions under the Escrow Agreement, the Selling Shareholders agree to fully cooperate with MRV and take whatever actions necessary to further pledge, grant, transfer, and assign to MRV a first lien and perfected security interest in the respective Escrowed Shares to secure the indemnification obligation and other obligations of Selling Shareholders as provided in the SPA and the Escrow Agreement (including without limitation to Section 6 for exchange of shares to MRV Subsidiary). In the event that any disputes arisen among the Parties or that any third party directly or indirectly, formally or informally asserts a right to any Escrowed Shares or a right to the possession of any Escrowed Shares or a lien/security interest that is senior to MRV's, the Escrowed Agent shall be deemed as an exclusive agent of MRV for such portion of Escrowed Shares in dispute and shall immediately deliver the possession of such portion of Escrowed Shares to MRV upon the written instruction of MRV. MRV agrees to terminate such pledge and security interest and return the Escrowed Shares upon the expiration of the escrow period of two (2) years as described in and subject to the provisions of the Escrow Agreement.

2. The Parties confirm that the Escrowed Shares as referred in the Escrow Agreement and the SPA shall include the additional MRV Shares or other securities, instruments or considerations received, receivable, or otherwise distributed to Selling Shareholders in respect of or in exchange for, or as a replacement of or a substitution for, any of the one million MRV Escrowed Shares (subject to pro rata adjustment based on the percentage of FOCI Shares acquired by MRV) after any stock split, recapitalization, readjustment, reclassification, merger or consolidation with respect to MRV. Notwithstanding the above, the Escrowed Shares shall not include all proceeds issued to Selling Shareholders from time to time by MRV with respect to the Escrowed Shares.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the date first above written.

                         MRV COMMUNICATIONS, INC.

                         /s/ NOAM LOTAN
                         -------------------------
                         By: Noam Lotan
                         Title: President and CEO


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                                                                  Execution copy


                        FIBER OPTIC COMMUNICATIONS, INC.

                            /s/ RONALD FU-CHANG WANG
                     -------------------------------------
                            By: Ronald Fu-Chang Wang
                            Title: Chairman of Board


                              SELLING SHAREHOLDERS

                            /s/ RONALD FU-CHANG WANG
                     -------------------------------------
                      Represented by: Ronald Fu-Chang Wang

                            /s/ STEVE SONG-FURE LIN
                     -------------------------------------
                      Represented by: Steve Song-Fure Lin


                        BAKER & MCKENZIE, TAIPEI OFFICE

                                 /s/ DAVID LIOU
                     -------------------------------------
                                 By: David Liou
                             Title: Senior Partner


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